                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              VALLEN CORPORATION
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
  -----------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
  -----------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  -----------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
  -----------------------------------------------------------------------------

  (5) Total fee paid:
  -----------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
  -----------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:
  -----------------------------------------------------------------------------

  (3) Filing Party:
  -----------------------------------------------------------------------------

  (4) Date Filed:
  -----------------------------------------------------------------------------

                         [LOGO OF VALLEN APPEARS HERE]
                            13333 NORTHWEST FREEWAY
                             HOUSTON, TEXAS 77040

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 13, 1998

To the Shareholders of
 Vallen Corporation:

  The 1998 annual meeting of shareholders of Vallen Corporation, a Texas corporation (the "Company"), will be held in the Board Room on the Mezzanine level of Texas Commerce Bank, located at 707 Travis, Houston, Texas, on Tuesday, October 13, 1998, at 10:00 A.M., Houston time, for the following purposes:

    1. To elect a Board of Directors to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified;

    2. To consider and act upon a proposal to approve an amendment to the 1985 Stock Option Plan for Key Employees to increase by 400,000 the number of shares available for issuance thereunder.

    3. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending May 31, 1999; and

    4. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

  Shareholders of record as of the close of business on September 3, 1998 are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

                                          By order of the Board of Directors,

                                          Leighton J. Stephenson
                                          Secretary

Houston, Texas
September 10, 1998

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES CAN BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE ANNUAL MEETING. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

                         [LOGO OF VALLEN APPEARS HERE]
                            13333 NORTHWEST FREEWAY
                             HOUSTON, TEXAS 77040

                                PROXY STATEMENT

                   SOLICITATION AND REVOCABILITY OF PROXIES

  This proxy statement and the enclosed form of proxy are furnished on behalf of the Board of Directors for use in connection with the annual meeting of shareholders of Vallen Corporation (the "Company") to be held October 13, 1998, and any and all adjournments thereof. Such solicitation is being made by mail, commencing on or about September 10, 1998, and may also be made in person or by telephone or telecopy by officers, directors and regular employees of the Company. Arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxy material to their principals. All expenses incurred in the solicitation of proxies will be borne by the Company.

  Any shareholder executing a proxy may revoke it at any time before it is used at the annual meeting by giving notice in writing to the Secretary of the Company, or by signing and delivering a proxy bearing a later date or voting in person at the annual meeting. All properly executed proxies received by the Company and not revoked will be voted at the annual meeting.

                                 VOTING RIGHTS

  Only shareholders of record of the Company's common stock ("Common Stock") at the close of business on September 3, 1998 are entitled to notice of and to vote at the annual meeting. At such date, there were 7,208,805 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the annual meeting. Shareholders do not have the right to cumulate their votes with respect to the election of directors. In establishing the presence of a quorum, abstentions and broker non-votes will be included in the determination of the number of shares represented at the annual meeting. Abstentions will have the same effect as a vote against a proposal. Because they are not included in the tally of votes present, broker non-votes will not affect the outcome of any proposal (except those requiring the affirmative vote of a certain percentage of all outstanding shares of Common Stock, in which case broker non-votes will have the same effect as a vote against a proposal).

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information regarding the ownership of the Company's common stock as of September 4, 1998 by (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each of the Company's directors and director nominees, (iii) by each of the executive officers named in the Summary Compensation Table and (iv) by all directors and executive officers as a group. Each of the persons listed is believed to have sole power to vote and dispose of the shares shown below, unless otherwise noted.

                                                            BENEFICIAL
                                                           OWNERSHIP(1)
                                                       -----------------------
                                                       NUMBER OF    PERCENTAGE
                   BENEFICIAL OWNER                     SHARES       OF TOTAL
                   ----------------                    ---------    ----------
Leonard J. Bruce...................................... 4,079,412(2)   55.16%
 13333 Northwest Freeway
 Houston, Texas 77040
Royce & Associates, Inc./Royce Management Company.....   801,820(3)   10.84%
 1414 Avenue of the Americas
 New York, New York 10019
Dimensional Fund Advisors, Inc........................   524,300(3)    7.09%
 10 S. Wacker Drive
 Chicago, Illinois 60606
James W. Thompson.....................................    70,657(4)       *
Robin R. Hutton.......................................    49,214(5)       *
David G. Key..........................................    10,738(6)       *
Leighton J. Stephenson................................     8,099(7)       *
David Dewey...........................................     9,000(8)       *
Kirby Attwell.........................................     7,251(9)       *
John T. Myser.........................................        --         --
Robert W. Bruce.......................................       137          *
Darvin M. Winick......................................     5,901(9)       *
Directors and Executive Officers as a Group (10
 persons)............................................. 4,240,409      57.34%

--------
 * Less than 1% of the outstanding common stock.
(1) Determined on the basis of 7,208,805 shares outstanding, except that shares underlying options exercisable within 60 days are deemed outstanding for purposes of listing the number of shares owned by the above persons and calculating the percentage owned by holders thereof. Shares subject to such unexercised options were 5,001, 5,001 and 125,334, respectively, for Messrs. Attwell, Winick and directors and executive officers as a group.
(2) Includes 3,950,412 shares owned directly, 12,000 shares purchasable upon the exercise of outstanding options exercisable within 60 days after September 4, 1998 and 117,000 shares held by Bruce Interests, a Texas partnership of which Mr. Bruce is a general partner.
(3) Information based on the most recent Schedule 13G report.
(4) Includes 66,666 shares purchasable upon the exercise of outstanding options that are exercisable within 60 days after September 4, 1998.
(5) Includes 14,000 shares purchasable upon the exercise of outstanding options that are exercisable within 60 days after September 4, 1998.
(6) Includes 10,000 shares purchasable upon the exercise of outstanding options that are exercisable within 60 days after September 4, 1998.
(7) Includes 6,666 shares purchasable upon the exercise of outstanding options that are exercisable within 60 days after September 4, 1998.
(8) Includes 6,000 shares purchasable upon the exercise of outstanding options that are exercisable within 60 days after September 4, 1998.
(9) Includes 5,001 shares purchasable upon the exercise of outstanding options that are exercisable within 60 days after September 4, 1998.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

  The Board of Directors consists of six members, all of whom have been nominated by the Board of Directors for re-election at the annual meeting. Directors are elected by a plurality vote of the shares of Common Stock represented at the annual meeting and entitled to vote. Each director will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified. Unless otherwise specified, all properly executed proxies received by the Company will be voted at the annual meeting or any adjournment thereof for the election of the nominees listed in the following table. The Board of Directors believes that each nominee will be willing and able to serve. However, if any such person is unable to serve for good cause, or unwilling to serve for any reason, proxies will be voted for the election of another person selected by the Company's Board of Directors.

                                    OTHER POSITIONS AND OFFICES CURRENTLY HELD
                           DIRECTOR     WITH THE COMPANY (AND OTHER CURRENT
         NAME          AGE  SINCE       PRINCIPAL OCCUPATION, IF DIFFERENT)
         ----          --- -------- ------------------------------------------
Leonard J. Bruce......  78   1960   Chairman of the Board; Member, Compensation
                                     Committee
James W. Thompson.....  47   1994   President and Chief Executive Officer
Robert W. Bruce.......  42   1998   Director, Vallen Knowledge Systems Group
Kirby Attwell.........  62   1978   Member, Audit and Compensation Committees
                                     (President of Travis International, Inc.)
John T. Myser.........  63   1997   Member (Retired Group Vice President, 3M
                                     Company)
Darvin M. Winick......  68   1984   Member, Audit and Compensation Committees
                                     (President of Winick Consultants)

  Mr. Leonard J. Bruce, who has 49 years of experience in safety equipment distribution, founded the Company in 1947. He has been Chairman of the Board of Directors since 1960. Mr. Bruce is the father of Robert W. Bruce, Director of the Technical Services Group and a member of the Board.

  Mr. Thompson joined the Company in June of 1994 as President and Chief Operating Officer of Vallen Safety Supply Company. He was named President and Chief Executive Officer in January of 1995. He was formerly employed by Westburne Supply Company of Naperville, Illinois as Senior Group Vice President, and prior to that he was with Westinghouse Electric Supply Company for 18 years.

  Mr. Robert W. Bruce was appointed as a director by action of the Board effective August 19, 1998. He is currently the director of the Vallen Knowledge Systems Group of Vallen Safety Supply Company and has been employed in various capacities by the Company since 1978. He is the son of Leonard J. Bruce, Chairman of the Company's Board of Directors.

  Mr. Attwell has been President of Travis International, Inc., a holding company for industrial distribution operations, since January 1987.

  Mr. Myser was appointed as a director by action of the Board effective December 18, 1997. He is currently an Executive Fellow at the University of St. Thomas, Minneapolis, MN, and is a retired group vice president at 3M Company, where his career covered 35 years.

  Dr. Winick has been President of Winick Consultants, or its related management consulting firms, since 1981.

  The Board of Directors held six meetings during the fiscal year ended May 31, 1998. During the last fiscal year, no incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors or committees on which he served during the period for which he was a director or committee member.

  The Company has a Compensation Committee and an Audit Committee. The Compensation Committee, which administers the Company's employee stock option plan, the employee stock purchase plan and the annual incentive compensation plan, and which makes base salary and bonus incentive recommendations, met two times during the year ended May 31, 1998. The Audit Committee reviews the reports of the Company's independent auditors and met once during the year ended May 31, 1998. The current members of the Compensation Committee are Messrs. Attwell, Bruce and Winick and the members of the Audit Committee are Messrs. Attwell and Winick.

  Each non-employee director of the Company is entitled to receive an annual retainer of $20,000 plus $1,000 for each board and committee meeting attended which is not on the same date as the annual shareholders' meeting. Outside directors also receive options under the 1993 Non-Employee Director Stock Option Plan. On the date of each annual meeting of the shareholders of the Company, each outside director then in office who did not previously receive a grant of options under the Director Plan is automatically granted options to purchase 5,001 shares of Common Stock, with such options vesting and becoming exercisable as to 1,667 shares on each annual anniversary of the grant date. The exercise price of each option is the average last reported sales price of the Common Stock on the NASDAQ Stock Market for the last five trading days (on which sales have occurred) preceding and including the date of grant.

                     MANAGEMENT COMPENSATION AND BENEFITS

SUMMARY COMPENSATION TABLE

  The Summary Compensation Table includes individual compensation information on the Chief Executive Officer and the five other most highly paid executive officers for each of the years in the three-year period ended May 31, 1998. Mr. Robert W. Bruce was not an executive officer of the Company at the end of the 1998 fiscal year.

                                                              LONG TERM
                               ANNUAL COMPENSATION(1)        COMPENSATION
                         ----------------------------------- ------------
                                                              SECURITIES
   NAME AND PRINCIPAL                           OTHER ANNUAL  UNDERLYING     ALL OTHER
        POSITION         YEAR  SALARY   BONUS   COMPENSATION   OPTIONS    COMPENSATION(2)
   ------------------    ---- -------- -------- ------------ ------------ ---------------
Leonard J. Bruce........ 1998 $265,000 $149,279    $4,846           --        $12,919
 Chairman of             1997  253,750   19,693     5,229       18,000         10,742
 the Board               1996  250,000   19,693     6,662           --          8,249
James W. Thompson....... 1998 $207,584 $149,279    $3,002           --        $ 9,804
 President and Chief     1997  203,000   25,267     2,615           --          8,364
 Executive Officer       1996  200,000   19,693     2,745           --          7,404
Robin R. Hutton......... 1998 $122,850 $ 13,008    $2,794           --        $ 6,675
 Executive Vice          1997  145,700   11,947     2,030           --          7,101
 President, Sales        1996  145,700   11,947     8,574           --          8,307
David G. Key(3)......... 1998 $135,000 $ 56,700    $2,250           --             --
 Vice President and      1997  127,940    2,906     2,417       15,000             --
 General Manager, Encon  1996   20,835       --        --           --             --
 Safety Products Company
Leighton J. Stephenson.. 1998 $110,156 $ 57,302    $   --           --        $ 5,183
 Vice President,         1997  107,265    8,736        --           --          3,930
 Secretary and Treasurer 1996  106,000    8,736        --           --          2,258
David H. Dewey(4)....... 1998 $100,000 $ 21,000    $2,067           --        $ 5,360
 Vice President          1997   99,392   15,236     1,960           --          6,136
                         1996   92,736   26,581     2,032           --          6,049

--------
(1) For each year, the incremental cost to the Company of personal benefits provided to each of the executive officers did not exceed the lesser of $50,000 or 10% of aggregate salary and bonus.
(2) The amounts shown were accrued in respect of the Company's payments to its profit-sharing plan and the Company's contributory funding of the related 401(k) Plan, in which most Company employees are eligible to participate.
(3) Mr. Key became Vice President, General Manager of Encon Safety Products, Inc. effective April 1, 1996.
(4) Mr. Dewey became Vice President of Vallen Corporation effective April 9,
    1998.

EMPLOYMENT AGREEMENT

  Effective January 1, 1995, Mr. James W. Thompson was named President and Chief Executive Officer of Vallen Corporation. When Mr. Thompson was named President and Chief Operating Officer of Vallen Safety Supply Company in June 1994, he entered into an employment agreement that, as amended, provides for a minimum base salary, inclusion in the Company's incentive plans, and an option to purchase 100,000 shares of Common Stock at an exercise price of $12.75 (the closing stock price on June 6, 1994 was $11.75). The agreement also contains provisions regarding termination of employment conditions which could result in acceleration of the vesting of the 100,000 options and Mr. Thompson's being paid a severance amount equal to his annual base salary, or twice his annual base salary, depending upon the conditions of termination. In

September 1998, the Company and Mr. Thompson amended the employment agreement to provide for a minimum base salary of $250,000 (effective June 1, 1998), to include "Change in Control," termination by the Company without "Cause" or termination by Mr. Thompson for "Good Reason" (all as defined therein) as events that accelerate the vesting of his initial 100,000 options, and to include termination of the agreement by Mr. Thompson for "Good Reason" as an event that triggers a severance payment. "Good Reason" was defined to allow Mr. Thompson to terminate his employment at any time within the six months following the 1999 annual meeting of shareholders; provided that he gives notice to the Company and continues to perform his duties for up to six months as a transition period following such notice.

STOCK OPTION GRANTS, EXERCISES AND HOLDINGS

  During the fiscal year ended May 31, 1998, no additional stock options to purchase common shares were granted to Executive Officers of the Company. Options granted in prior years have vesting terms based upon the attainment of specified fiscal year net earnings per share levels achieved. As of May 31, 1998, vesting was achieved for 2/3 of such options granted to Executive Officers, based upon a level of $1.41 (basic) earnings per share level achieved for the year. All options remaining outstanding to Executive Officers as of February 19, 2003 will vest and become exercisable whether or not the specified goals are attained, provided such optionees are then currently employed by the Company.

  As discussed below under "--Report of the Compensation Committee," in September 1998, the Compensation Committee and the Board of Directors approved certain changes to the compensation arrangements for both the Company's CEO, Mr. Thompson, and other key employees. In connection with these changes, Mr. Thompson was granted options under the 1985 Stock Option Plan for Key Employees for 33,000 shares of Common Stock at an exercise price of $18.75 per share (the mean between the highest and lowest sales price on the date of grant), with vesting of one-third of such options on June 1 of each of 2001, 2002 and 2003. These options have a 10-year term, and vesting is accelerated upon a "Change in Control" (as defined therein). In addition, the Company committed to grant Mr. Thompson future options under the plan for a total of 100,000 shares of Common Stock over the next four years, with a separate grant for 25,000 shares occurring following the end of each fiscal year in 1999-2002. The option exercise price for each grant will be the fair market value on the date of grant, and vesting will only occur upon the achievement of certain levels of (basic) earnings per share within three-year time frames.

  Certain other key employees of the Company (excluding Mr. Leonard J. Bruce) were also granted options under the plan for an aggregate of 33,000 shares of Common Stock on the same terms as Mr. Thompson's grant, and the Company also committed to grant future options under the plan to such persons for a total of 100,000 shares over the current and succeeding four years (on similar vesting terms as Mr. Thompson's future grants, with the addition of an additional one year holding period following achievement of the earnings targets). The future granting of options for an aggregate of 200,000 shares requires an amendment to the existing stock option plan as described under "Proposal No. 2--Amendment to 1985 Stock Option Plan for Key Employees."

  Set forth below is information relating to the number of shares of Common Stock covered by, and the values of, outstanding stock options held by the executive officers at May 31, 1998.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

                                                  SHARES COVERED BY       VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                           SHARES                   MAY 31, 1998             MAY 31, 1998(1)
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
                          EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                         ----------- -------- ----------- ------------- ----------- -------------
Leonard J. Bruce........      --        --      12,000        6,000      $ 30,000     $ 15,000
James W. Thompson.......      --        --      66,666       33,334       533,328      266,672
Robin R. Hutton.........      --        --      14,000        7,000        70,000       35,000
David G. Key............      --        --      10,000        5,000        20,000       10,000
Leighton J. Stephenson..      --        --       6,666        3,334        51,662       25,838
David H. Dewey..........      --        --       6,000        3,000        30,000       15,000

--------
(1) The amounts shown on the differences between the per share stock option exercise prices and the closing price of Company common stock on May 31, 1998 of $20.75 per share as reported by The NASDAQ Stock Market, multiplied by the number of shares covered by the unexercised stock options.

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors is composed of two outside directors and the Company's Chairman and majority shareholder. The Compensation Committee establishes compensation policies for its executive officers, and the two outside directors grant and set the terms of awards under the Company's stock option plan.

  Compensation Philosophy. The Company seeks to offer competitive compensation programs that retain, motivate and reward executives and which are focused toward achievement of increased shareholder value and Company performance objectives. During each fiscal year, the executive compensation program consists of base salary, an annual bonus incentive plan based upon Company financial performance and a Company stock options program designed to provide long-term incentives. Bonuses for executives and certain key employees are awarded taking into consideration the Company's overall performance for the year, including return on average shareholder equity, increase in net sales, gross profit margins and increase in earnings per common share. The Compensation Committee does not assign specific weights to any of the factors it considers when determining the Company's overall performance for the year.

  The Compensation Committee takes into account various quantitative and qualitative indicators of corporate and individual performance in determining the level of compensation of its executive officers. While the Compensation Committee considers such corporate performance measures as net income, earnings per common share, return on average common stockholders' equity and return on average total assets, the Compensation Committee does not apply any specific, quantitative formula in making decisions as to base compensation. Increases in the base compensation of particular executive officers may vary within a target range as defined for specific positions, or may, on occasion, be outside the target range, depending upon the Compensation Committee's evaluations of the individual's work performance.

  Effective June 1, 1995, the Compensation Committee adopted the Executive Incentive Compensation Plan (the "Incentive Plan"), which was subsequently approved by the shareholders of the Company at the annual meeting later that year. Pursuant to the Incentive Plan, the Compensation Committee names certain officers as participants in the Incentive Plan for that fiscal year. At the end of such fiscal year, an annual award pool is created that is based on the increase in earnings per share for the current year, a percentage of that portion of net income for the year in excess of net income required to achieve a designated return on shareholder equity, and an amount sufficient to pass on to participants the tax benefits that would otherwise accrue to the Company as a result of payments under the Incentive Plan. In any fiscal year, the Compensation Committee has the absolute discretion to allocate all, a portion or none of the award pool among the participants. It may pay up to fifty percent of such award in shares of Common Stock (without any vesting requirements), with the remaining portion to be paid in cash. Granting of awards under the Incentive Plan to individual officers is based upon individual performance during the year, but the Compensation Committee does not apply any specific, quantitative formula in making such decisions. The Committee did not establish an award pool under the Incentive Plan for fiscal 1998, but instead made discretionary bonus awards.

  The Committee recently directed Mr. Thompson to implement an annual bonus program for key employees that is similar to his own bonus formula for the 1999 fiscal year, which is described below. Mr. Thompson will consult with the Committee on the implementation of such program, and it is anticipated that such program will replace the Incentive Plan.

  The Compensation Committee believes that the grant of stock options to its executives aligns the interests of the executives with the interests of the shareholders by providing a direct correlation between an increase in shareholder value and executive compensation. The Compensation Committee periodically grants and sets the terms of stock option awards. Options were granted during the year ended May 31, 1997 but not in the most recent fiscal year. As described above under "--Stock Option Grants, Exercises and Holdings," the Compensation Committee and Board of Directors approved certain current and future option grants in September 1998 representing an aggregate of 133,000 shares of Common Stock.

  Chief Executive Officer Compensation. For the 1998 fiscal year, the Compensation Committee determined the compensation of James W. Thompson, the President and Chief Executive Officer, in substantially the same manner as the compensation of the other executive officers of the Company. In particular, the Compensation Committee recognized Mr. Thompson's important role in significantly increasing the Company's net sales and net earnings over the prior year, and in closing several acquisition transactions. Pursuant to his employment agreement, Mr. Thompson received a minimum annual base salary of $210,000. In addition, the Compensation Committee awarded Mr. Thompson a discretionary bonus consisting of $149,279 in cash for the 1998 fiscal year.

  In September 1998, the Compensation Committee (with ratification and approval by the Board) approved certain changes to Mr. Thompson's compensation. In recognition of the Company's improved operating performance in the 1998 fiscal year, his minimum base salary pursuant to his employment agreement was increased to $250,000. In order to ensure his continued service to the Company over the next several years and to provide incentives for the Company's continually improving performance, Mr. Thompson was granted additional equity interests in the Company. A restricted stock grant of 20,000 shares of Common Stock provides for such shares to vest on the earlier of June 1, 2003 or the termination of Mr. Thompson's employment agreement by the Company without "Cause" or by him for "Good Reason" (both as defined in the agreement). Mr. Thompson was also granted options under the 1985 Stock Option Plan for Key Employees for 33,000 shares of Common Stock, and the Company committed to grant Mr. Thompson future options under the plan for a total of 100,000 shares of Common Stock over the next four years, all as described above under "--Stock Option Grants, Exercises and Holdings." As described above under "--Employment Agreement," certain provisions of Mr. Thompson's employment agreement were amended in connection with the changes in his compensation structure.

  In lieu of continuing the Incentive Plan for the 1999 fiscal year, the Committee has established a bonus formula for Mr. Thompson equal to a percentage of his base salary determined based upon a combination of the Company's increased (basic) earnings per share and return on equity for fiscal year 1999. If the Company's internal targets are achieved for the fiscal year, Mr. Thompson's bonus would equal 50% of his salary.

                     THE COMPENSATION COMMITTEE
                     Darvin Winick, Chairman
                     Kirby Attwell
                     Leonard J. Bruce

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Leonard J. Bruce, who is a member of the Compensation Committee, is the Company's Chairman of the Board.

                               PERFORMANCE GRAPH

               COMPARISON OF CUMULATIVE TOTAL RETURN OF COMPANY,
                        INDUSTRY INDEX AND BROAD MARKET



                              [GRAPH APPEARS HERE]

                                                   FISCAL YEAR ENDING
                                         ---------------------------------------
                COMPANY                  1993  1994   1995   1996   1997   1998
                -------                  ---- ------ ------ ------ ------ ------
 Vallen Corporation..................... 100   78.33 110.00 135.00 121.67 138.33
 Industry Index (SIC Code #508)*........ 100  111.68 110.24 154.12 163.22 187.19
 Industry Index (SIC Code #5099)*....... 100   80.51  74.39  90.23  56.99  60.69
 Broad Market**......................... 100  106.41 121.25 157.04 192.04 248.58

                     ASSUMES $100 INVESTED ON JUNE 1, 1993
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING MAY 31, 1998

 * This index consists of machinery, equipment and supplies distributors from Standard Industry Classification (SIC) Code #508, and has been prepared by and is available from Media General Financial Services, P. O. Box 85333, Richmond, VA 23293. It has been determined in 1998 that SIC Code #508 most appropriately provides a benchmark reference for Vallen's primary businesses, wholesale distribution--machinery, equipment and supplies distributors. For fiscal year 1997, Vallen used an index based on SIC #5099, wholesale distribution--miscellaneous durable goods. The trend line for this index is included for comparison purposes.
** The Media General Composite Index is a broad market index of 8,000 NASDAQ,
   NYSE and AMEX issues.

                         PROPOSAL NO. 2--AMENDMENT TO
                   1985 STOCK OPTION PLAN FOR KEY EMPLOYEES

  The Board of Directors has amended the 1985 Stock Option Plan for Key Employees ("Option Plan"), subject to shareholder approval, to increase by 400,000 the number of shares available for grants under the plan from 1,125,000 shares of Common Stock (as adjusted for stock splits and dividends) to 1,525,000 shares.

  As of September 10, 1998, options to purchase 673,900 shares of Common Stock have been granted and exercised under the plan, and option to purchase 432,000 shares have been granted and are currently unexercised. Only 19,100 shares remain available for grants under the Option Plan. The options for an aggregate of 200,000 shares that the Company intends to grant over the next four years as described above under "Management Compensation and Benefits-- Stock Options Grants, Exercises and Holdings" can only be granted following shareholder approval of an amendment of the Option Plan authorizing an increase in the number of shares available under the plan.

  The following table shows the number of shares of Common Stock underlying the 200,000 future options that the Compensation Committee and Board has committed to grant over the next four years as described above.

                               NEW PLAN BENEFITS
                   1985 STOCK OPTION PLAN FOR KEY EMPLOYEES

                                                                         NUMBER
                                                                           OF
                           NAME AND POSITION                             SHARES
                           -----------------                             -------
Leonard J. Bruce, Chairman of the Board................................        0
James W. Thompson, President and Chief Executive Officer...............  100,000
Robin R. Hutton, Executive Vice President, Sales.......................        0
David G. Key, Vice President and General Manager, Encon Safety Products
 Company...............................................................   20,000
Leighton J. Stephenson, Vice President, Secretary and Treasurer........   10,000
David H. Dewey, Vice President.........................................   10,000
Executive Group........................................................  140,000
Non-Executive Director Group...........................................        0
Non-Executive Officer Employee Group...................................   60,000

  Pursuant to the Option Plan, which is administered by the Compensation Committee, the Committee may grant key employees, including employees who are directors, nontransferable options to purchase Common Stock at exercise prices at least equal to the market price of Common Stock on the grant date. The market price of Common Stock at September 10, 1998 was $18.75. No member of the Compensation Committee is eligible to receive options as long as he serves on the Committee. Options become exercisable and, subject to certain limitations set forth in the Option Plan, expire, at such time as the Committee specified. Options are intended to be "non-qualified;" as such, optionees should not realize income upon grant, and should realize ordinary income upon exercise in an amount equal to the difference between the exercise price and the market price of the underlying shares on such date. The Company's deduction for federal income tax purposes will occur in the year of exercise and will generally correspond to the amount realized by the optionee upon exercise.

  The Board believes that it is necessary to increase the number of shares of Common Stock available under the Option Plan by 400,000 shares, a number it believes will be sufficient to make currently anticipated grants over the next four years and still have shares available for future grants to new or existing key employees. Accordingly, the Board has approved the proposed amendment to the Option Plan, subject to approval by a majority of shares represented at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ADOPTION OF THE AMENDMENT TO THE OPTION PLAN.

               PROPOSAL NO. 3--SELECTION OF INDEPENDENT AUDITORS

  KPMG Peat Marwick LLP were independent auditors of the Company for the year ended May 31, 1998. The Board of Directors has appointed KPMG Peat Marwick as auditors of the Company for the year ending May 31, 1999. A representative of KPMG Peat Marwick will be present at the annual meeting to make a statement if he desires and to respond to appropriate questions.

  Management recommends that the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending May 31, 1999, be ratified by the shareholders. Unless otherwise indicated, all properly executed proxies received by the Company will be voted for such ratification at the annual meeting or any adjournment thereof. A majority adverse vote will be considered as a direction to the Board of Directors to select other auditors in the following year.

                                 OTHER MATTERS

  As of this date, management is not aware that any other matters are to be presented for action at the annual meeting, but the proxy form sent herewith, if executed and returned, gives discretionary authority with respect to any other matters that may come before the annual meeting.

                           PROPOSALS BY SHAREHOLDERS

  Shareholders desiring to present proposals at the 1999 annual meeting of shareholders, and to have such proposals included in the Company's proxy statement, must submit their proposals to the Company at its principal executive officers so as to be received no later than May 10, 1999.

                                          By order of the Board of Directors,

                                          Leighton J. Stephenson
                                          Secretary

September 10, 1998
Houston, Texas

  A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, IS AVAILABLE TO SHAREHOLDERS FREE OF CHARGE FROM THE COMPANY UPON WRITTEN REQUEST TO LEIGHTON
J. STEPHENSON, SECRETARY AND TREASURER, P. O. BOX 3587, HOUSTON, TEXAS 77253-
3587.

PROXY                         VALLEN CORPORATION                       PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
         ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 13, 1998

     The undersigned hereby appoints Leonard J. Bruce, James W. Thompson and Leighton J. Stephenson, or any of them, with full power of substitution, attorneys and proxies of the undersigned to vote all shares of common stock of Vallen Corporation (the "Company") which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on Tuesday, October 13, 1998 in the Board Room on the Mezzanine level of Texas Commerce Bank, 707 Travis, Houston, Texas at 10:00 A.M., Houston time, and at any adjournment thereof.

                    (PLEASE DATE AND SIGN ON REVERSE SIDE)

------------------------------------------------------------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF                            Please mark
NO CONTRARY SPECIFICATION IS MADE, IT WILL BE VOTED "FOR" EACH OF THE PROPOSALS                           your votes as  [X]
SET FORTH.                                                                                                indicated in
                                                                                                          this example

1. Election of Directors                   Nominees: LEONARD J. BRUCE, ROBERT W. BRUCE    2. To consider and act upon a proposal to
      FOR all nominees     WITHHOLD        JOHN T. MYSER, JAMES W. THOMPSON, DARVIN M.       approve an amendment to the 1985 Stock
    listed to the right    AUTHORITY       WINICK AND KIRBY ATTWELL.                         Option Plan for Key Employees to
     (except as marked   to vote for all                                                     increase the number of shares available
     to the contrary).   nominees listed   INSTRUCTION: To withhold authority to vote for    for issuance thereunder by 400,000.
                          to the right     any one or more individual nominee, write such       FOR     AGAINST     ABSTAIN
           [_]                [_]          nominee's name on the line provided below.           [_]       [_]         [_]

                                           ----------------------------------------------
3. Ratification and approval of the appointment of           4. In their discretion, upon such other matters as may come before the
   KPMG Peat Marwick LLP as independent auditors                meeting or any adjournment thereof. All as described in the Notice
   for the fiscal year ending May 31, 1999.                     of Annual Meeting of Shareholders and Proxy Statement, receipt of
      FOR     AGAINST     ABSTAIN                               which is hereby acknowledged.
      [_]       [_]         [_]

                                                                        ___    Please sign exactly as name appears on your stock
                                                                           |   certificate. When signing as executor, administrator,
                                                                               trustee or other representative, please sign your
                                                                               full title. All joint owners should sign.

                                                                               Dated:___________________________________, 1998

                                                                               _______________________________________________

                                                                               _______________________________________________
                                                                                        Signature(s) of Shareholder(s)

                                                                               PLEASE DATE, SIGN AND MAIL YOUR PROXY PROMPTLY.
------------------------------------------------------------------------------------------------------------------------------------